EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement (No. 333-133652) on Form S-11 of our report dated March 2, 2007 relating to the consolidated financial statements of NNN Healthcare/Office REIT, Inc. and subsidiary as of December 31, 2006 and April 28, 2006 (Date of Inception) and for the Period from April 28, 2006 (Date of Inception) through December 31, 2006 appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
December 14, 2007